Exhibit 3.8

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF INCORPORATION

The corporation organized and existing under and by virtue of the General
Corporation Law of the Slate of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of
Quality Resource Technologies, Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST." so that, as amended, said Article shall be and read as follows:

The name of this corporation is TRQ, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of snares as required by statute were voted in fevor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.